Exhibit 21.1

Subsidiaries

Name	Jurisdiction
CAOPC, Inc.	California
Magnell Associate Inc., dba Newegg.com and ABS Computer Technologies *	California
Newegg Canada Inc.	Ontario, Canada
Newegg China Inc.	Cayman Islands
Newegg E-Business Co., Ltd.	Shanghai, China
Newegg Europe Inc.	Cayman Islands
Newegg International Inc.	Cayman Islands
Newegg Logistics Inc.	Delaware
Newegg Logistics Services Inc.	Delaware
Newegg Mall Inc.	Delaware
Newegg Taiwan Inc.	Taiwan
Newegg Tech (Chengdu) Ltd.	Chengdu, China
Newegg Tech (China) Co., Ltd.	Shanghai, China
Newegg Tech (Shanghai) Co., Ltd.	Shanghai, China
Newegg Tech (Xian) Co., Ltd.	Xian, China
Newegg Tech Corporation	Cayman Islands
Newegg Tech Inc.	Cayman Islands
Newegg Trading (China) Co., Ltd.	Shanghai, China
Newegg.com Americas Inc.	Delaware
NJOPC, Inc.	New Jersey
OZZO International	Cayman Islands
OZZO Logistics (China) Co., Ltd.	Shanghai, China
Rosewill Inc.	Delaware
The Tekhill Group Inc.	Cayman Islands
TNOPC, Inc.	Tennessee
USOPC, Inc., dba ChiefValue	New Jersey

* - Significant subsidiary